EXHIBIT 99.1

GAPSHARE PUERTO RICO PLAN

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
FINANCIAL STATEMENTS:
Statements of Net Assets Available for Benefits as of December 31, 2014 and 2013	2
Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2014	3
Notes to Financial Statements	4-7
SUPPLEMENTAL SCHEDULES:
Form 5500, Schedule H, Part IV, Line 4: Schedule of Assets (Held at End of Year) as of December 31, 2014	8
Form 5500, Schedule H, Part IV, Line 4j: Schedule of Reportable Transactions for the year ended December 31, 2014	9
All other supplemental schedules not listed above have been omitted because of the absence of conditions under which they are required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Administrator of the
GapShare Puerto Rico Plan:

We have audited the accompanying statements of net assets available for benefits of GapShare Puerto Rico Plan (the "Plan") as of December 31, 2014 and 2013, and the related statement of changes in net assets available for benefits for the year ended December 31, 2014. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2014 and 2013, and the changes in net assets available for benefits for the year ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

The supplemental schedules of (1) assets (held at end of year) as of December 31, 2014, and (2) transactions in excess of five percent of the current value of plan assets for the year ended December 31, 2014, have been subjected to audit procedures performed in conjunction with the audit of the Plan's financial statements. The supplemental schedules are the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including their form and content, are presented in compliance with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, such schedules are fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
June 23, 2015

GAPSHARE PUERTO RICO PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2014 AND 2013

	2014	2013
Participant - directed investments, at fair value:
Money market fund	$69,376	$71,422
Mutual funds	2,326,658	1,988,661
The Gap, Inc. common stock	105,725	97,713
Total investments at fair value	2,501,759	2,157,796

Receivables:
Participant contributions	4,679	3,300
Employer contributions	3,100	2,439
Participant notes receivable	260,140	310,674
Total receivables	267,919	316,413

NET ASSETS AVAILABLE FOR BENEFITS	$2,769,678	$2,474,209

See accompanying notes to the financial statements.

GAPSHARE PUERTO RICO PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2014

2014
ADDITIONS TO NET ASSETS ATTRIBUTED TO:
Investment income:
Net appreciation in fair value of mutual funds	$43,465
Net appreciation in fair value of The Gap, Inc. common stock	7,778
Dividends	84,963
Net investment income	136,206
Contributions:
Employer	123,978
Participants	181,914
Total contributions	305,892
Interest income on participant notes receivable	13,515
Total additions	455,613
DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:
Benefits paid to participants	157,444
Administrative expenses and other	2,700
Total deductions	160,144
INCREASE IN NET ASSETS	295,469
NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	2,474,209
End of year	$2,769,678

See accompanying notes to the financial statements.

GAPSHARE PUERTO RICO PLAN

NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2014 AND 2013

1.	DESCRIPTION OF PLAN

General - The GapShare Puerto Rico Plan (the “Plan”) is a defined contribution plan and trust which was established to provide a source of retirement savings to participants and to enable participants to defer a portion of their eligible compensation. The following brief description of the Plan is provided for general information purposes only. Participants should refer to the Summary Plan Description and official Plan documents for more complete information. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

The Plan is intended to qualify under Sections 1081.01(a) and 1081.01(d) of the Puerto Rico Internal Revenue Code of 2011, as amended (the “Code”). To be eligible to participate in the Plan sponsored by The Gap, Inc. (the “Company”, “Plan Sponsor”, or “Gap Inc.”) employees of Gap (Puerto Rico), Inc. must be a permanent resident of Puerto Rico, have attained the age of 21 and been credited with at least 1,000 hours of service to the Company during the 12-consecutive month period beginning on the employee’s date of hire by the Company or during any calendar year beginning after the employee’s date of hire.

Contributions - The minimum level of participant contributions is 1% of base salary. Total pre-tax contributions may not exceed a maximum of 30% of total eligible compensation for a pay date. Total after-tax contributions may not exceed a maximum of 10% of eligible compensation for a pay date and 10% of the participant’s eligible compensation for all his years as a participant. The maximum allowable pre-tax contributions qualifying for deferral for individual income tax purposes was $15,000 for the calendar years ended December 31, 2014 and 2013. The maximum compensation allowable for Plan allocation purposes was $260,000 and $255,000 for the years ended December 31, 2014 and 2013 respectively.

Participants who are eligible to make tax-deferred contributions and who have attained age 50 before the close of the calendar year were allowed to make catch-up contributions in any plan year not exceeding $1,500 for the calendar years ended December 31, 2014 and 2013.

Effective July 1, 2013, if a participant contributes between 1-9% on a pre-tax basis, Gap Inc. will automatically increase the deferral percentage by 1% of eligible pay each year on the anniversary of the participant’s hire date.  The percentage increase will continue until the participant reaches a deferral percentage of 10%.  Participants can change or stop their deferral election at any time, and can opt-out of the automatic increase provisions of the Plan.

Company contributions are made according to a matching formula established prior to the beginning of each Plan year. For 2014 and 2013, the formula provided for a 100% matching contribution up to 4% of base pay per pay period of participant contributions on a pre-tax, after-tax or catch-up basis. A participant’s aggregate annual contribution, which includes participant and Company contributions, could not exceed $52,000 and $51,000 for the years ended December 31, 2014 and 2013. Participants may also contribute amounts representing distributions from other qualified defined contribution plans.

Investments of participant and Company contributions are allocated to the funds as elected by the participant. Allocations of each fund’s earnings are based on participant account balances in those funds. Participants may transfer accumulated account balances between funds at any time.

Trustee and Record Keeper - T. Rowe Price serves as the record keeper and Banco Popular de Puerto Rico serves as the trustee. Banco Popular de Puerto Rico has served as the trustee since 2010 (inception). The Plan Sponsor has authorized the record keeper to receive compensation, in the form of expense offsetting arrangements with third parties, to the extent permitted by ERISA and other applicable law, for recordkeeping and shareholder services.

Investment Options - During the years ended December 31, 2014 and 2013, the Plan’s assets were invested in a number of registered investment funds and the Plan Sponsor’s common stock at T. Rowe Price.

The Plan Sponsor’s common stock may provide the greatest potential for either loss or gain since it relates to the common stock of a single company. When directed by the participant, the Trustee buys shares of the Plan Sponsor’s common stock in the open market. Shares are also purchased from Plan participants who transfer their accounts out of this investment option or who take distributions or withdrawals from this investment option in the form of cash. As of December 31, 2014 and 2013, the Plan held 2,510 shares (market value of $42.11 per share) and 2,500 shares (market value of $39.08 per share), respectively, of the Plan Sponsor’s common stock.

Effective July 24, 2015, Gap Inc. common stock will be frozen as an investment option under the Plan. As a result of the freeze, participants will no longer be able to make a new investment in Gap Inc. common stock, and any quarterly dividends paid as a result of a participant’s existing investment in Gap Inc. common stock fund may not be reinvested in Gap Inc. common stock.

Vesting - All active employees are 100% vested in all employer contributions, participant contributions and earnings thereon.

Participant Loans - For a fee of $50, participants may apply to receive a loan of up to the lesser of 50% of their vested amounts or $50,000, minus the highest balance of any other loan outstanding in the preceding 12 months. The minimum amount participants may borrow is $1,000. Loans are repaid through payroll deductions for up to a period of five years, unless a loan is for the purchase or construction of a principal residence, in which case terms range from one to fifteen years. If an unpaid loan balance exists at the time a participant leaves the Company and withdraws from the Plan, it must be repaid by the participant or deducted from the participant’s total distribution. The fixed interest rate charged is 1% over the prime rate (as published in The Wall Street Journal) on the last business day of the month preceding the month in which the loan is requested. As of December 31, 2014, there were 147 such loans, with interest rates ranging from 4.25% to 9.25%, maturing from 2015 to 2019. As of December 31, 2013, there were 156 such loans, with interest rates ranging from 4.25% to 9.25%, maturing from 2014 to 2018.

Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are recorded as distributions based on the terms of the Plan document.

Automatic Enrollment - The Plan provides for automatic enrollment. Upon completion of the eligibility requirements, individuals are notified of their eligibility and have the opportunity to enroll in the Plan and to make contribution and investment elections. If an individual becomes eligible to participate in the Plan before the second anniversary of the individual’s hire date and does not enroll, the individual will be automatically enrolled in the Plan by Gap Inc. on the second anniversary of the individual’s hire date. If the individual becomes eligible to participate in the Plan after the second anniversary of the individual’s hire date and does not enroll, the individual will be automatically enrolled in the Plan by Gap Inc. on the next anniversary of the individual’s hire date. The default percentage for automatic enrollment will be 1% of eligible pay. The contributions for those participants who are automatically enrolled in the Plan will be allocated 100% to an age-based T. Rowe Price Retirement Fund (based on the year the participant turns age 65) unless the participant chooses otherwise. Participants can elect to change or stop contributions to the Plan at any time following enrollment.

Payment of Benefits - Upon termination of employment, a participant will receive a lump sum distribution payment of their account. If the account balance is greater than $1,000, the participant’s consent is required prior to the distribution.

Administrative Expenses - Each participant account is charged asset-based investment-related fees and expenses for the investment funds held in their account. The fees and expenses vary by fund.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties - The Plan utilizes various investment instruments including mutual funds and the Company’s common stock. These investments, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term, and such changes could materially affect the amounts reported in the financial statements.

Investment Valuation and Income Recognition - The Plan’s investments are stated at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See Note 3 for discussion on fair value measurements.

Purchases and sales of mutual funds are recorded on a trade-date basis (which is not materially different from a settlement-date basis). Purchases and sales of The Gap, Inc. common stock are recorded on a trade-date basis. Interest income is recorded on an accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation and depreciation includes the plan’s gains and losses on investments bought and sold as well as held during the year.

Payment of Benefits - Benefit payments to participants are recorded upon distribution.

Recent Accounting Pronouncements - In May 2015, the Financial Accounting Standards Boards issued guidance on disclosures for investments in certain entities that calculate net asset value per share (or its equivalent). The guidance removes the requirement to include investments in the fair value hierarchy for which fair value is measured using the net asset value per share practical expedient. This guidance is effective retrospectively for the year ending December 31, 2016 and for interim periods within those fiscal years, with early adoption permitted. The Plan is currently evaluating the impact of the adoption of this guidance on the Plan’s financial statements.

3.	FAIR VALUE MEASUREMENTS

The Plan classifies its investments into Level 1, which refers to securities valued using quoted prices from active markets for identical assets; Level 2, which refers to securities not traded on an active market but for which observable market inputs are readily available; and Level 3, which refers to securities valued based on significant unobservable inputs. Investments are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at December 31, 2014 and 2013.

Money Market Funds - Valued at $1 per share which represents the net asset value (“NAV”) per share held by the Plan at year end.

Mutual Funds - Valued at the quoted market price which represents the NAV of shares held by the Plan at year end. Mutual funds held by the Plan are open-ended mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish the daily net asset value and to transact at that price. The mutual funds held by the Plan are deemed to be actively traded.

The Gap, Inc. Common Stock - Valued at the quoted market price reported on the active market on which the individual securities are traded.

The following tables set forth by level within the fair value hierarchy a summary of the Plan’s investments measured at fair value on a recurring basis at December 31, 2014 and 2013.

		Fair Value at Reporting Date Using
	December 31, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Money market fund	$69,376	$69,376	$0	$0

Mutual Funds:
Balanced funds	2,319,816	2,319,816
Equity funds	3,687	3,687
Fixed Income funds	3,102	3,102
International equity funds	53	53

Total Mutual Funds	2,326,658	2,326,658	0	0

The Gap, Inc. common stock	105,725	105,725

Total	$2,501,759	$2,501,759	$0	$0

		Fair Value at Reporting Date Using
	December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Money market fund	$71,422	$71,422	$0	$0

Mutual Funds:
Balanced funds	1,985,317	1,985,317
Equity funds	378	378
Fixed Income funds	2,936	2,936
International equity funds	30	30

Total Mutual Funds	1,988,661	1,988,661	0	0

The Gap, Inc. common stock	97,713	97,713

Total	$2,157,796	$2,157,796	$0	$0

Fixed Income funds presented at December 31, 2013 are separately presented to be consistent with fund classification and reporting at December 31, 2014.
Transfers Between Levels - Participant and Company contributions are allocated to the funds as elected by the participant. In addition, participants may transfer accumulated account balances between funds at any time and these transfers may generate exchanges between Level 1 and Level 2 investments. The Plan’s policy is to recognize transfers between levels at the end of the reporting period. No significant transfers between Level 1, Level 2, and Level 3 investments were made during 2014 and 2013. There were no purchases, sales, issuances, or settlements related to recurring Level 2 and Level 3 measurements during 2014 and 2013.

4.	INVESTMENTS

The fair value of individual investments that represent more than 5% of the Plan’s net assets available for benefits at fair value as of December 31, 2014 and 2013 are as follows:

	2014	2013
T. Rowe Price Retirement 2035 Fund, 33,407 and 28,203 shares, respectively	$556,575	$459,146
T. Rowe Price Retirement 2045 Fund, 34,392 and 30,466 shares, respectively	550,283	475,571
T. Rowe Price Retirement 2040 Fund, 16,942 and 15,039 shares, respectively	405,262	352,056
T. Rowe Price Retirement 2050 Fund, 27,305 and 23,768 shares, respectively	366,161	310,411
T. Rowe Price Retirement 2030 Fund, 13,369 and 11,897 shares, respectively	307,767	268,873

5.	TAX EXEMPT STATUS

The Plan is intended to qualify as a profit sharing plan under Sections 1081.01(a) and 1081.01(d) of the Code (formerly Sections 1165(a) and 1165(e) of the Puerto Rico Internal Revenue Code of 1994, as amended). The Plan has obtained a favorable tax determination letter from the Departamento de Hacienda de Puerto Rico, dated April 19, 2012 (effective date December 15, 2010), stating that the Plan is qualified under Sections 1165(a) and 1165(e) of the Puerto Rico Internal Revenue Code of 1994, as amended, and accordingly, the Plan’s net investment income is exempt from income taxes. Beginning with plan years on or after January 1, 2012, the Code requires all plan sponsors to file for a determination letter from the Departamento de Hacienda de Puerto Rico. In April 2014, the Plan timely submitted an application for a determination letter from the Departamento de Hacienda de Puerto Rico.

6.	PLAN TERMINATION

The Plan is intended to be permanent; however, in the event of the termination of the Plan, the assets of the Plan allocable to each participant shall be segregated, liquidated and distributed to the participants in proportion to their respective account balances.

7.	EXEMPT PARTY-IN-INTEREST TRANSACTIONS

Certain Plan investments include shares of registered investment companies managed by T. Rowe Price.  T. Rowe Price is the record keeper, as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions. During the year ended December 31, 2014, plan administrative expenses of $2,700 were paid to T. Rowe Price.

As of December 31, 2014 and 2013, the Plan held 2,510 and 2,500 shares, respectively, of The Gap, Inc. common stock (the sponsoring employer), with a cost basis of $98,125 and $78,513, respectively. During the year ended December 31, 2014, the Plan recorded $2,131 of dividend income from The Gap, Inc. common stock.

8.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

A reconciliation of net assets available for benefits per the financial statements to the total net assets per the Form 5500 as of December 31, 2014 and 2013 is as follows:

	As of December 31,
	2014	2013

Net assets available for benefits per financial statements	$2,769,678	$2,474,209
Less: Deemed distributed loans	(5,858)	(5,433)
Net assets available for benefits per Form 5500	$2,763,820	$2,468,776

Participant notes receivable per financial statements	$260,140	$310,674
Less: Deemed distributed loans	(5,858)	(5,433)
Participant loans per Form 5500	$254,282	$305,241

	Year Ended December 31,
	2014	2013

Total deductions per financial statements	$160,144	$306,752
Add: Deemed distributions	425	5,433
Total deductions per Form 5500	$160,569	$312,185

* * * * * *

GAPSHARE PUERTO RICO PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4: SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2014

Identity of Issuer or Borrower	Description of Investment	Fair Value **
Summit Cash Reserve Fund	Money Market Fund 69,376 shares	$69,376
Mutual funds:
T. Rowe Price Retirement 2035 Fund	Mutual Fund 33,407 shares	556,575
T. Rowe Price Retirement 2045 Fund	Mutual Fund 34,392 shares	550,283
T. Rowe Price Retirement 2040 Fund	Mutual Fund 16,942 shares	405,262
T. Rowe Price Retirement 2050 Fund	Mutual Fund 27,305 shares	366,161
T. Rowe Price Retirement 2030 Fund	Mutual Fund 13,369 shares	307,767
T. Rowe Price Retirement 2020 Fund	Mutual Fund 4,075 shares	84,398
T. Rowe Price Retirement 2055 Fund	Mutual Fund 1,985 shares	26,426
T. Rowe Price Retirement 2015 Fund	Mutual Fund 1,331 shares	19,270
T. Rowe Price Retirement 2025 Fund	Mutual Fund 230 shares	3,622
Vanguard Institutional Index Fund	Mutual Fund 18 shares	3,480
PIMCO Total Return Instl	Mutual Fund 288 shares	3,076
MFS Institutional International Equity	Mutual Fund 2 shares	53
Small-Cap Value Fund	Mutual Fund 1 share	52
Vanguard Total Bond Index Adm	Mutual Fund 2 shares	26
T. Rowe Price Retirement Bal Inv	Mutual Fund 1 share	26
New Horizons Fund	Mutual Fund .59 shares	26
T. Rowe Price Retirement 2005 Fund	Mutual Fund 2 shares	26
T. Rowe Price Retirement 2010 Fund	Mutual Fund 1 share	26
Harbor Capital Appreciation Fund	Mutual Fund .44 shares	26
Neuberger Berman Genesis R6	Mutual Fund .46 shares	26
Vanguard Value Index Institutional	Mutual Fund .78 shares	26
Neuberger Berman Socially Responsive R6	Mutual Fund .74 shares	25
Total mutual funds		2,326,658

The Gap, Inc. Common Stock*	Common Stock 2,510 shares	105,725

TOTAL		$2,501,759
* Represents party-in-interest transaction.
** Cost information is not required for participant-directed investments, and therefore, is not included.

GAPSHARE PUERTO RICO PLAN
FORM 5500, SCHEDULE H, PART IV, LINE 4j: SCHEDULE OF REPORTABLE TRANSACTIONS
AS OF DECEMBER 31, 2014

Identity of Party Involved	Description of Asset	Purchase Price	Selling Price	Expense Incurred with Transaction	Cost of Asset	Current Value on Transaction Date	Net Gain (Loss)
T. Rowe Price 2035 Fund	Mutual Fund	$130,611	$0	$0	$130,611	$130,611	$0